LOCK-UP/LEAK-OUT AGREEMENT (CORRECTED)

THIS LOCK-UP/LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of December, 2009, between Network Dealer Services Holding Corp., a Utah corporation (the “Company”), and Smith Consulting Services, Inc., a Utah corporation, sometimes referred to herein as the “Shareholder.”  For all purposes of this Agreement, “Shareholder” includes any “affiliate, controlling person of Shareholder, agent, representative or other person with whom Shareholder is acting in concert.

WHEREAS, Left Lane; Left Lane Acquisition, Inc., a Utah corporation and a wholly-owned subsidiary of the Company (“Subsidiary”); and Red Foxx Solutions, Inc., a Utah corporation (“RFS”), and the shareholders of RFS (the “RFS Shareholders”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby the Company will issue shares of its common stock in exchange for all of the outstanding shares of common stock of RFS (the “Exchange”); and

WHEREAS, the execution and delivery of this Agreement is a condition of the closing of the Merger Agreement; and

WHEREAS, it is intended that the shares of common stock of the Company covered by this Agreement shall include all common stock currently owned or acquired by the Shareholder from the Company under the Merger Agreement (the “Common Stock”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Except as otherwise expressly provided herein, and except as Shareholder may be otherwise restricted from selling shares of Common Stock under applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the “SEC”) interpretations thereof, Shareholder may only publicly sell Common Stock subject to the following conditions, commencing on the execution and delivery of this Agreement and for the eighteen (18) month period following the earlier of the date on which legal counsel satisfactory to the Company has determined that the Company satisfies the “current public information” requirements of subparagraph (c)(2) of Rule 144 or a date that is ninety (90) days from the effective date of a Form 10 Registration Statement to be filed by the Company with the SEC, regardless of whether the filing is made on Form 10 of the  SEC or by reason of the filing of a Form 8-A of the SEC that incorporates any S-1 Registration Statement filed by the Company with the SEC as the Company’s Form 10 (the “Lock-Up/Leak-Out Period”):

1.1

Subject to first satisfying any required holding period of Rule 144 of the SEC, the Shareholder shall not be allowed to publicly sell any shares of Common Stock for the six (6) months subsequent to the earlier of the date on which legal counsel satisfactory to the Company has determined that the Company satisfies the “current public information” requirements of subparagraph (c)(2) of Rule 144 or a date that is ninety (90) days from the effective date of a Form 10 Registration Statement to be filed by the Company with the  SEC (the “Lock-Up Period”);

1.2

Subsequent to the Lock-Up Period, the Shareholder shall be allowed to publicly sell one percent (1%) of the outstanding securities of the Company (Common Stock) per quarter during the remaining  twelve (12) months of the Lock-Up/Leak-Out Period, on a cumulative basis, meaning that if no Common Stock was sold during one quarter while Common Stock was qualified to be sold, such shares of Common Stock can be sold in the next successive quarter (the “Leak-Out Period”).

1.3

An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of the Company’s transfer agent shall reflect such appropriate restrictions.

1.4

The Shareholder agrees that they will not engage in any short selling of the Common Stock of the Company during the Lock-Up/Leak-Out Period.

1.5

Any transferee of any of the shares of Common Stock of the Shareholder that is covered by this Agreement in a private sale shall be subject to (i) the receipt by the Company of a legal opinion from legal counsel satisfactory to the Company to the effect that the private sale complies with the so-called Section 4(1-1/2) exemption from the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the same resale conditions of this Agreement respecting the resale of any Common Stock acquired from the Shareholder, and for all such purposes, any such transferee shall be a “Shareholder” as defined herein; and provided further, all private sales made during the Lock-Up Period or the Leak-Out Period shall be first deducted from the Common Stock which the Shareholder can sell during the Leak-Out Period and be accounted for as part of the Common Stock that the Shareholder can sell under subparagraph (e) of Rule 144.

2.

The delivery of a duly executed copy of the Broker/Dealer Agreement by the Shareholder’s broker and a duly executed Seller’s Resale Agreement by the Shareholder in the forms attached hereto shall be satisfactory evidence for all purposes of this Agreement that the Shareholder and his/her/its broker will comply with the “brokers’ transactions” and “manner of sale” requirements of this Agreement, and no further evidence thereof will be required of the Shareholder; provided, however, the Company may confirm such compliance with any Shareholder and the Shareholder’s broker, to the extent that it deems reasonably required or necessary to assure compliance with this Agreement.

3.

Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.  Unless otherwise agreed, all such waivers shall be pro rata, as to all Shareholders who have executed a Lock-Up/Leak-Out Agreement with the exact terms as stated in this Lock-Up/Leak-Out Agreement in connection with the closing of the Exchange.

4.

Other than the contemplated Exchange or any merger with a subsidiary, in the event of: (a) a completed tender offer to purchase all or substantially all of the Company’s issued and outstanding securities; or (b) a merger, consolidation or other reorganization of the Company with or into an unaffiliated entity, then this Agreement shall terminate as of the closing of such event, and the Common Stock restricted pursuant hereto shall be released from such restrictions.

5.

Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholder shall be entitled to their respective beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

6.

The number of shares of Common Stock included in any monthly allotment that can be sold by the Shareholder shall be appropriately adjusted should the Company make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

7.

This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

8.

All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to the Company, c/o Leonard W. Burningham, Esq., at 455 East 500 South Salt Lake City, Utah  84111; or, subsequent to the Exchange,  to the Company at 1241 North Main Street, Layton, Utah 84041, and to the Shareholder, at the address in the Counterpart Signature Page.  All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

9.

The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

10.

The Company or the Shareholder who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof.  The Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Shareholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Shareholder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company or any the non-defaulting Shareholder may suffer as a result of any breach or continuation thereof.

11.

This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto and approved by a majority of  the members of the Board of Directors of the Company.

12.

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed wholly within said State; and the Company and the Shareholder agree that any action based upon this Agreement may be brought in the United States and state courts of Utah only, and submits himself/herself/itself to the jurisdiction of such courts for all purposes hereunder.

13.

In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

NETWORK DEALER SERVICES HOLDING CORP.

Date: March 29, 2011.

By /s/Joshua A. Griffin

LOCK-UP/LEAK-OUT AGREEMENT

COUNTERPART SIGNATURE PAGE

This Counterpart Signature Page for that certain Lock-Up/Leak-Out Agreement (the “Agreement”) dated as of the 23rd day of December, 2009, among Network Dealer Services Holding Corp., a Utah corporation (the “Company”); and Smith Consulting Services, Inc., by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as a Shareholder, of the number of shares of the Company set forth below or hereafter acquired during the Lock-Up/Leak-Out Period as defined in the Agreement.

SMITH CONSULTING SERVICES, INC.

By /s/Karl S. Smith

    Karl S. Smith

______________________________________________

(Street Address)

______________________________________________

(City and State)

______________________________________________

(Number of Shares Owned or

Underlying Other Securities)

March 29, 2011

(Date)

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